Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 and S-8 No. 333-138521, No. 333-126958 and No.333-140042 of our reports dated August 28, 2008, relating to the consolidated financial statements of Net 1 UEPS Technologies, Inc. and subsidiaries which report expresses an unqualified opinion and our report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Net 1 UEPS Technologies, Inc. for the year ended June 30, 2008.

/s/ Deloitte & Touche (South Africa)

DELOITTE & TOUCHE (SOUTH AFRICA)

Johannesburg, Republic of South Africa
August 28, 2008